UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2003

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	000-04829	59-1212264

State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487
(Address of principal executive offices) (Zip code)

(561) 989-5800
(Registrant’s telephone number, including area code)

Nabi Biopharmaceuticals

Item 7. Financial Statements. Pro Forma Financial Information and Exhibits.

Page No.

Introductory Note	3

Forward-Looking Information	4

(a) Financial Statements of Business Acquired

Report of Independent Auditors	5

PhosLo Product Line Statements of Revenues and Certain Costs and Expenses for Six Months Ended June 30, 2003 and 2002 and Years Ended December 31, 2002 and 2001	6

Notes to Financial Statements	7

(b) Pro Forma Financial Information

Nabi Biopharmaceuticals Unaudited Pro Forma Condensed Consolidated Balance Sheet As of June 28, 2003	10

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet	10

Nabi Biopharmaceuticals Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 28, 2002	11

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations	11

Nabi Biopharmaceuticals Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Six Months Ended June 28, 2003	13

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations	13

(c) Exhibits.

23	Consent of Ernst & Young LLP, Independent Auditors

99	Asset Purchase Agreement by and between Nabi Biopharmaceuticals and Braintree Laboratories, Inc. dated as of June 23, 2003.*

*	Incorporated by reference to Nabi Biopharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended June 28, 2003.

Introductory note

On August 4, 2003, we acquired from Braintree Laboratories, Inc. (“Braintree”) the worldwide rights to the PhosLo® (Calcium Acetate) Product Line, which is currently approved for the control of elevated phosphate levels (hyperphosphatemia) in patients with end-stage kidney (renal) failure. Under the terms of the acquisition, we purchased patent rights, trade secrets, the PhosLo trademarks, regulatory approvals and licenses, certain customer and regulatory data and finished product inventory and did not assume any liabilities. For additional information concerning the acquisition, see Item 2 of our Current Report on Form 8-K dated August 4, 2003 and Item 5 of our Current Report on Form 8-K dated June 19, 2003.

For purposes of this Form 8-K, the unaudited pro forma condensed consolidated balance sheet of Nabi Biopharmaceuticals as of June 28, 2003 is used to show the effects of the purchase of the PhosLo Product Line as if it had occurred on June 28, 2003 based on certain estimates and assumptions. We present a June 28, 2003 balance sheet because it represents the latest fiscal period for which our financial information is publicly available.

The accompanying unaudited pro forma condensed consolidated statements of operations of Nabi Biopharmaceuticals for the six months ended June 28, 2003 and the year ended December 28, 2002 assume that the assets were acquired as of January 1, 2002 and include the historical revenues and certain costs and expenses of the PhosLo Product Line. The information is derived from the historical results of operations of Braintree for the six months ended June 28, 2003 and the year ended December 28, 2002. Historically, Braintree did not prepare stand-alone financial statements for the PhosLo Product Line, as Braintree did not maintain the PhosLo Product Line as a separate entity. The revenues and certain costs and expenses of the PhosLo Product Line have been developed by Braintree’s management from the historical accounting records of Braintree that are prepared in all material respects, in accordance with generally accepted accounting principles in the U.S. and represent revenues and certain expenses only of the PhosLo Product Line. These financial statements do not purport to represent all the costs, expenses and results associated with a stand alone, separate entity. All of the estimates in the statements of revenues and certain costs and expenses are based on assumptions Braintree management believes are reasonable. However, these estimates are not necessarily indicative of the revenues and costs and expenses that would have resulted if the PhosLo Product Line had operated as a separate entity or the revenues or costs and expenses that would have resulted if the PhosLo product line had been marketed by us.

Cash flows from the PhosLo Product Line will be derived from the normal operations of the business and will be reported in the operating portion of our statement of cash flows. Except for payment of $30 million to Braintree in the period ended March 1, 2007 as part of the acquisition price for the PhosLo Product Line, it is anticipated that cash flows from investing and financing activities for the PhosLo Product Line will be negligible as the product will continue to be manufactured by Braintree or another third party contract manufacturer.

The accompanying pro forma information should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 28, 2002, our quarterly report on Form 10-Q for the period ended June 28, 2003 and our current reports on Form 8-K dated June 19, 2003 and August 4, 2003. The pro forma information is not necessarily indicative of the results that would actually have occurred had this transaction been consummated on the dates or for the periods indicated or that may occur in the future. We will be marketing the PhosLo Product Line through our own sales force and will be employing the sales and marketing strategies that have been successful with our other marketed products. These strategies will be different than the strategies previously employed by Braintree. All of Braintree’s other marketed products are sold in the gastroenterology market, a different market than the market in which the PhosLo Product Line is sold. Moreover, Braintree’s historical sales of the PhosLo Product Line have been primarily or entirely sales of product in a tablet form and we intend to focus our sales and marketing efforts on a recently developed and more recently patented gelcap form of the product. In addition, Braintree’s historical financial results do not reflect a 26% price increase for the PhosLo Product Line instituted by Braintree in the second quarter of 2003 which will be to our benefit subsequent to August 4, 2003, the date we acquired the PhosLo Product Line.

Forward Looking and Other Information

According to third party data, on an end-user (pharmacy withdrawals or patient demand) basis, sales of the PhosLo Product Line in 2002 and 2001 were approximately $16 million based on the estimated 2002 selling price. This compares to $13.9 million and $23.2 million reported by Braintree for the years ended December 31, 2002 and 2001, respectively. Braintree generally reports product sales when the product is shipped to wholesaler customers and title and risk of loss have transferred to the customer. Product sales are reported net of estimated, product specific rebate costs, sales returns, cash discounts, and certain other customer chargebacks and discounts. The wholesaler distributes the product to pharmacies and other distributors of PhosLo for distribution to patients. In 2001, Braintree increased product inventories at wholesaler and distributor customers in response to competitive pressures. In 2002 and 2003, these inventories were reduced to historical inventory levels.

According to the United States Renal Disease Service (USRDS), there were approximately 275,000 patients undergoing chronic dialysis on December 31, 2000. The USRDS projects that this population will grow at a double-digit growth rate through the current decade to approximately 600,000 patients in 2010. According to primary market research we have conducted with nephrologists, generally the prescribing physician for dialysis patients, nearly 90% of dialysis patients are likely to experience a hyperphosphatemic event during a calendar year and require “binder” therapy to control their phosphate levels for some period of time. PhosLo is such a “binder” therapy. PhosLo has the following competitive advantages over its competitive products: PhosLo provides the greatest level of efficacy measured by its ability to achieve the Kidney Disease Outcomes Quality Initiative (“KDOQI”) target guidelines of a phosphate level of 5.5mg/dl and a calcium by phosphate level of 55.0mg/dl, PhosLo provides for a calcium intake of less than 1.5gm per day, and PhosLo has a significantly lower price than its principal competitive product.

Because of our belief that PhosLo possesses these important and because of the marketing and sales effort we will apply to PhosLo, we believe that sales of the PhosLo Product Line will grow at least as fast as the increase in patients undergoing chronic dialysis.

Based on current customer demand for PhosLo, we anticipate reporting net sales for the PhosLo Product Line of approximately $10.0 million to $11.0 million for the period August 5, 2003 through December 27, 2003, including approximately $5.0 million in the third quarter of 2003. Further, we anticipate reporting net sales for the PhosLo Product Line of approximately $25 million to $29 million for the full year 2004.

There can be no assurances that we will achieve any of the financial results that are identified in this section. Set forth in our Registration Statements on Form S-3 filed on July 17 and August 19, 2003 is a discussion of certain factors which could cause our actual results to differ materially from the results projected or suggested in this section. These factors should not be considered a complete statement of all potential risks and uncertainties. In addition, the forward looking information presented is based on assumptions made by Nabi Biopharmaceuticals management under the current corporate structure and management. Actual results may vary from the forward-looking information because of variances from the assumptions made to derive the forward-looking information.

Report of Independent Auditors

To the Boards of Directors Braintree Laboratories, Inc. and Nabi Biopharmaceuticals

We have audited the accompanying statements of revenues and certain costs and expenses for the years ended December 31, 2002 and 2001 of the PhosLo Product Line of Braintree Laboratories, Inc. (Braintree). These statements are the responsibility of Braintree’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and certain costs and expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and certain costs and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared to present the revenues and certain costs and expenses of the PhosLo Product Line pursuant to the Purchase Agreement, dated June 23, 2003, between Braintree and Nabi Biopharmaceuticals and are not intended to be a complete presentation of the PhosLo Product Line financial position, results of operations, or cash flows.

In our opinion, the statements referred to above present fairly, in all material respects, the PhosLo Product Line revenues and certain costs and expenses for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 17, 2003

The PhosLo Product Line
(A Product Line of Braintree Laboratories, Inc.)

Statements of Revenues and Certain Costs and Expenses

(In Thousands)

	Six months ended		Years ended
	June 30		December 31

	2003	2002	2002	2001

	(unaudited)
Product revenues	$6,192	$8,771	$13,864	$23,196
Cost of products sold	1,641	1,884	3,058	4,387

Gross margin	4,551	6,887	10,806	18,809

Expenses:
Direct expenses	1,947	2,169	4,478	3,425
Allocated expenses	1,226	1,618	2,887	3,084

Total expenses	3,173	3,787	7,365	6,509

Excess of revenues over expenses	$1,378	$3,100	$3,441	$12,300

See accompanying notes.

The PhosLo Product Line
(A Product Line of Braintree Laboratories, Inc.)

Notes to Statements

1. Description of Business and Basis Of Presentation

The PhosLo Product Line is defined as the rights to market and sell the following products of Braintree Laboratories, Inc.: PhosLo® (Calcium Acetate) Gelcaps and PhosLo® (Calcium Acetate) Tablets (collectively, the PhosLo Product Line). These financial statements have been prepared pursuant to the requirements of a Purchase Agreement, dated June 23, 2003, between Nabi Biopharmaceuticals (Nabi) and Braintree Laboratories, Inc. (Braintree) for inclusion in filings with the Securities and Exchange Commission under Rule 3.05 of Regulation S-X.

The accompanying statements present the revenues and certain costs and expenses of the PhosLo Product Line. Because Braintree did not account for the PhosLo Product Line as a separate entity, these statements were derived by extracting certain operating activities directly attributed to the PhosLo Product Line from the consolidated financial statements of Braintree that, in all material respects, are in accordance with accounting principles generally accepted in the United States. In addition, the information included in the accompanying statements contains an allocation of certain selling expenses associated with the PhosLo Product Line as deemed reasonable by Braintree management to present the PhosLo Product Line on a stand alone basis. Although management is unable to estimate the actual costs, expenses and resultant operating results associated with a stand alone, separate company, the allocation described elsewhere in these statements is considered reasonable by management. However, the results of operations of the PhosLo Product Line may differ from the results that may have been achieved had the PhosLo Product Line operated as a separate entity.

2. Corporate Overhead and Accounting

Braintree performs certain functions for the PhosLo Product Line including, but not limited to, corporate management, certain legal services, administration of insurance, treasury, information systems, finance, corporate income tax administration, employee compensation and benefit management, facilities and other corporate expenses. The costs of these functions have not historically been allocated to its products, are not directly attributable or specifically identifiable to the PhosLo Product Line, and therefore are not included in the accompanying statements. Income taxes and interest expenses have not been included in the accompanying statements as these expenses are not specifically identifiable to the PhosLo Product Line.

Braintree transaction systems, including payroll, employee benefits, accounts receivable and accounts payable, used to record and account for cash transactions were not designed to track asset and liability receipts and payments on a product specific basis. Given these constraints, and the fact that the only tangible assets of the PhosLo Product Line sold to Nabi under the Purchase Agreement were product inventories and Nabi did not assume any liabilities arising prior to the acquisition date, statements of financial position and cash flows have not been prepared. PhosLo Product Line finished product inventories, stated at the lower of cost or market, were $237,387 (unaudited), $504,691 (unaudited), $216,646 and $270,726 at June 30, 2003 and 2002 and December 31, 2002 and 2001, respectively.

The PhosLo Product Line
(A Product Line of Braintree Laboratories, Inc.)

Notes to Statements (Continued)

3. Unaudited Interim Financial statements

The financial information for the six months ended June 30, 2003 and 2002 has been prepared in accordance with generally accepted accounting principles for interim financial information and in a manner consistent with the annual financial information. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of these interim periods have been included. The results of operations for the six months ended June 30, 2003 and 2002 are not necessarily indicative of the results that may be expected for the full year. All statement amounts and disclosures related to the six month periods ended June 30, 2003 and 2002 are unaudited.

4. Summary of Significant Accounting Policies

Revenue Recognition

Product revenues are generally recognized when the product is shipped and title and risk of loss are transferred to the customer. Product revenues are stated net of estimated, product specific rebate costs, sales returns, cash discounts, and certain other customer chargebacks and discounts.

Rebate costs include estimated amounts for price rebate programs, chargebacks from wholesalers, and certain other sales related items. These costs are based primarily on volume purchases, the attainment of market share levels and wholesaler credits. Provision for these estimated costs are recorded at the time of sale and are periodically adjusted to reflect actual experience.

Cost of Products Sold

The cost of products sold includes all costs to manufacture at the Braintree production facilities and third party contractors for all periods presented.

Direct Expenses

Direct expenses include those costs that can be directly attributed to the PhosLo Product Line and consist primarily of marketing costs as well as contract administration fees, permits, legal and professional fees, freight-out expense and research study expenses.

Allocated Expenses

Braintree does not maintain a sales force dedicated exclusively to the PhosLo Product Line, but rather requires sales personnel to solicit customer orders for all of their products. Allocated expenses consist primarily of payroll, payroll related costs and such other costs incurred by the Braintree sales force. These costs were allocated to the PhosLo Product Line revenues based upon the ratio of sales representative calls to physicians who historically prescribe the PhosLo Product Line compared to all calls made by sales representatives.

Use of Estimates

The preparation of statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain costs and expenses and accompanying disclosures. Some of the more significant estimates include product returns and rebate costs. Actual results could differ from these estimates. Also, as discussed in Note 1, these statements are not necessarily indicative of the costs and expenses that would have resulted if the PhosLo Product Line had been operated as a separate entity.

The PhosLo Product Line
(A Product Line of Braintree Laboratories, Inc.)

Notes to Statements (Continued)

4. Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk

Sales of PhosLo are primarily made to three U.S. pharmaceutical wholesalers. Sales to these three customers account for 69% (unaudited), 74% (unaudited), 69% and 78% of product revenues for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002 and 2001, respectively.

Nabi Biopharmaceuticals
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited, amounts in thousands)

		Adjustments
		Arising from
	June 28, 3003	Transaction		Pro Forma

Cash	$58,611	$(60,325	) (A)
		31,270	(B)
		(930	) (C)	$28,626
Trade accounts receivable, net	22,466	—		22,466
Inventories, net	24,306	186	(D)	24,492
Prepaid expenses and other current assets	5,272	—		5,272
Property plant and equipment, net	100,089	—		100,089
PhosLo intangibles	—	96,329	(E)	96,329
Other assets, net	19,766	—		19,766

Total assets	$230,510	$66,530		$297,040

Trade accounts payable and accrued expenses	$25,687	$—		$25,687
Notes payable	10,000	—		10,000
Notes payable – Braintree	—	26,859	(F)	26,859
Other liabilities	7,413	—		7,413
Stockholders’ equity	187,410	39,671	(G)	227,081

Total liabilities and stockholders’ equity	$230,510	$66,530		$297,040

(See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet)

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)	Payment of $60.3 million on the closing of the transaction to purchase the PhosLo Product Line.

(B)	Net cash received from the private placement of 5.6 million shares of our common stock used to purchase the PhosLo Product Line.

(C)	Professional fees, government filing fees and other miscellaneous expenses directly related to the acquisition of the PhosLo Product Line.

(D)	Inventory received at the closing of the acquisition of the PhosLo Product Line.

(E)	Purchase of intangible assets from Braintree for cash and issuance of 1.5 million shares of our common stock.

(F)	Amount payable to Braintree over the period ending March 1, 2007, net of interest.

(G)	Issuance of 5.6 million and 1.5 million shares of our common stock. We issued 5.6 million shares of our common stock in a private placement to raise funds for the acquisition of the PhosLo Product Line, and 1.5 million shares of our common stock to Braintree as part of the consideration for PhosLo the Product Line.

Nabi Biopharmaceuticals
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	For the Year Ended December 28, 2002

		PhosLo Results
	Historical as	Prior to	Acquisition
	Reported	Acquisition(1)	Adjustments		Pro Forma

Sales	$195,966	$13,864	$—		$209,830

Costs and expenses
Costs of products sold	119,170	3,058	—		122,228
Royalty expense	12,883	—	—		12,883
Selling, general and administrative expense	38,380	7,039	—		45,419
Research and development expense	21,096	326	—		21,422
Other operating expense	767	—	8,261	(2)	9,028

Operating income	3,670	3,441	(8,261)		(1,150)

Interest income	1,287	—	—		1,287
Interest expense	(2,130)	—	(1,183	)(3)	(3,313)
Other expense, net	(157)	—	—		(157)

Income before provision for income taxes	2,670	3,441	(9,444)		(3,333)

(Provision) benefit for income taxes	(615)		—	(4)	(615)

Income (loss) from continuing operations	$2,055	$3,441	$(9,444)		$(3,948)

Basic earnings (loss) per share	$0.05				$(0.09)

Diluted earnings (loss) per share	$0.05				$(0.09)

Basic weighted average shares outstanding	38,670		7,077	(5)	45,747

Diluted weighted average shares outstanding	39,641		7,077	(5)	46,718

(See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)	Selected historical financial information for the PhosLo Product Line for the year ended December 31, 2002.

(2)	Reflects estimated amortization of intangible assets acquired as part of the acquisition of the PhosLo Product Line as if the acquisition occurred on January 1, 2002.

(3)	Reflects increase in interest expense for imputed non-cash interest expense related to the notes payable issued to Braintree as part of the acquisition of the PhosLo Product Line.

(4)	No pro forma tax benefit has been recorded relating to the pro forma taxable loss.

(5)	Issuance of 5.6 million and 1.5 million shares of our common stock. We issued 5.6 million shares of our common stock in a private placement to raise funds for the acquisition of the PhosLo Product Line, and 1.5 million shares of our common stock to Braintree as part of the consideration for the PhosLo Product Line.

Nabi Biopharmaceuticals
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	For the Six Months Ended December 28, 2002

		PhosLo Results
	Historical as	Prior to	Acquisition
	Reported	Acquisition(1)	Adjustments		Pro Forma

Sales	$86,160	$6,192	$—		$92,352

Costs and expenses
Costs of products sold	46,680	1,641	—		48,321
Royalty expense	8,299	—	—		8,299
Selling, general and administrative expense	22,837	3,072	—		25,909
Research and development expense	11,730	101	—		11,831
Other operating expense	365	—	4,131	(2)	4,496

Operating income	(3,751)	1,378	(4,131)		(6,504)

Interest income	370	—	—		370
Interest expense	(63)	—	(517	)(3)	(580)
Other expense, net	18	—	—		18

(Loss) Income before provision for income taxes	(3,426)	1,378	(4,648)		(6,696)

Benefit (provision) for income taxes	976		—	(4)	976

(Loss) income from continuing operations	$(2,450)	$1,378	$(4,648)		$(5,720)

Basic (loss) earnings per share	$(0.06)				$(0.12)

Diluted (loss) earnings per share	$(0.06)				$(0.12)

Basic weighted average shares outstanding	39,050		7,077	(5)	46,127

Diluted weighted average shares outstanding	39,050		7,077	(5)	46,127

(See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations)

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(1)	Selected historical financial information for the PhosLo Product Line for the year ended December 31, 2002.

(2)	Reflects estimated amortization of intangible assets acquired as part of the acquisition of the PhosLo Product Line as if the acquisition occurred on January 1, 2002.

(3)	Reflects increase in interest expense for imputed non-cash interest expense related to the notes issued to Braintree as part of the acquisition of the PhosLo Product Line.

(4)	No pro forma tax benefit has been recorded relating to the pro forma taxable loss.

(5)	Issuance of 5.6 million and 1.5 million shares of our common stock. We issued 5.6 million shares of our common stock in a private placement to raise funds for the acquisition of the PhosLo Product Line, and 1.5 million shares of our common stock to Braintree as part of the consideration for PhosLo the Product Line.

Nabi Biopharmaceuticals

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nabi Biopharmaceuticals

Date: October 6, 2003	By: /s/ Mark Smith

Mark L. Smith Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer

Exhibit Index

Exhibit

23     Consent of Ernst & Young LLP, Independent Auditors.

99     Asset Purchase Agreement by and between Nabi Biopharmaceuticals and Braintree Laboratories, Inc.
         dated as of June 23, 2003.*

*	Incorporated by reference to Nabi Biopharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended June 28, 2003.